Exhibit 10     Compensation of Named Executive Officers and Directors

Our executive officers are at-will employees. We do not have a written employment contract with any of them. We or the officer can terminate the employment relationship at any time, for any reason with or without cause. For 2015, we have set the following officers' annual salaries and expect to contribute to their defined contribution profit sharing trust accounts, as follows:

		Estimated
	2015	Profit Sharing
	Salary	Trust Contribution{1}
Karen Colonias	$360,500	$26,500
President and Chief Executive Officer

Ricardo Arevalo	216,300	21,630
Chief Operating Officer

Roger Dankel	216,300	21,630
President of North American Sales

Brian J. Magstadt	250,638	25,064
Chief Financial Officer, Treasurer and Secretary

Jeffrey E. Mackenzie	187,285	18,728
Vice President

{1} If we employ the officer on December 31, 2015, or if he or she is aged sixty or older, we will contribute to his or her profit sharing trust account 10% of his or her salary, with a contribution limit of $26,500 for 2015, plus a pro rata share of forfeitures by other participants. The estimates in this table assume that no forfeitures will occur. Of this 10%, a discretionary contribution of 7% of his or her salary, if approved by our Board of Directors, will be paid in 2016, and the remaining 3% will be paid quarterly in the month following the last month of each calendar quarter of 2015.

The 2015 salaries for each of the Named Executive Officers represent an increase of 3% over their 2014 salaries.

Each of our officers participates in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for Simpson Strong-Tie Company Inc. less a return on assets, as established by our Board of Directors. For this purpose, we generally define operating profit as:

Income from operations of Simpson Strong-Tie Company Inc.

Plus:    Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs

Equals:    Operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees. We generally determine the return on assets as follows:

Average assets of Simpson Strong-Tie Company Inc., net of specified liabilities, for the 3 months ending on the last day of the second month of the quarter

Less:    Cash
Real estate
Acquired assets (excluding cash, real estate, goodwill and
indefinite lived intangible assets) based on tiered phase-in schedule
Goodwill and indefinite lived intangible assets
Self-Insured workers’ compensation reserves

Multiplied by:    Specified return percentage for Simpson Strong-Tie Company Inc.

Equals:    Qualifying level

Based on our operating profit for each of the 4 quarters of 2015, our officers may receive payouts after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect our officers’ ability to earn amounts in any other quarter. If the operating profit is lower or higher than the targeted operating profit, the payouts will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2015, the annual targeted operating profit, projected qualifying level and targeted payouts for each of the following executive officers are as follows:

	Targeted	Projected	Targeted
	Operating Profit	Qualifying Level	Payout{1}
Karen Colonias	$145,349,000	$70,271,000	$1,609,000
Ricardo Arevalo	145,349,000	70,271,000	416,000
Roger Dankel	145,349,000	70,271,000	416,000
Brian J. Magstadt	145,349,000	70,271,000	442,000
Jeffrey E. Mackenzie	145,349,000	70,271,000	293,000

{1} Amounts expected to be paid for the full year of 2015 if operating profit targets established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

Each of our officers is eligible to participate in our 2011 Incentive Plan for 2015 as such plan may be amended and restated (the "2011 Incentive Plan"). Whether we award restricted stock units under our 2011 Incentive Plan each year depends on whether we meet the applicable operating profit goal for the preceding year. If we do not achieve the applicable operating profit goal for a year, we do not grant restricted stock units to the affected officers for that year. If we achieve our operating profit goals for 2015, computed as described above, we anticipate granting restricted stock units to the following executive officers for the following numbers of shares of our common stock:

		Restricted
	Operating	Stock Unit
	Profit Goal	Award
Karen Colonias	$145,145,000	27,250
Ricardo Arevalo	145,145,000	7,950
Roger Dankel	145,145,000	7,950
Brian J. Magstadt	145,145,000	11,350
Jeffrey E. Mackenzie	145,145,000	1,720

We use these parameters only for the purposes stated above. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

Restrictions on any restricted stock units awarded for achieving the operating profit goal will lapse 25% on the award date and 25% on each of the first, second and third anniversaries of the date of the award (subject to provisions of the 2011 Incentive Plan relating to retirement, at an age that is determined by the Compensation and Leadership Development Committee, or a change in control).

In order to introduce a longer term component of compensation for our Named Executive Officers, the Compensation and Leadership Development Committee of our Board of Directors has also approved additional, performance-based, restricted stock unit awards. These awards will be based on growth in net sales in excess of our 2014 net sales and give our Named Executive Officers the opportunity to earn between half of the targeted restricted stock unit award and twice the targeted restricted stock unit award, depending on a linear function of company-wide sales growth between 4.1% and 8.3% above 2014 net sales. No restricted stock unit will be awarded if net sales growth is below 4.1%. The effects of acquisitions and divestitures, if any, are excluded from the determination of growth in net sales. The minimum threshold and maximum number of restricted stock units is as follows:

	Target	Minimum Threshold	Maximum
			Restricted Stock
	Restricted Stock	Restricted Stock	Units (at or
	Units (at 5.5% Net	Units (at 4.1% Net	above 8.3% Net
	Sales Growth)	Sales Growth)	Sales Growth)
Karen Colonias{1}	27,250	13,265	54,500
Ricardo Arevalo	7,950	3,975	15,900
Roger Dankel	7,950	3,975	15,900
Brian J. Magstadt	11,350	5,675	22,700
Jeffrey E. Mackenzie	2,650	1,325	5,300

{1}
The 2011 Incentive Plan limits awards of restricted stock units to any one participant in any calendar year to 50,000 shares. The Compensation and Leadership Development Committee of the Company's Board of Directors has considered recommendations made by its compensation consultant and has determined that, to maintain a competitive compensation program for its Chief Executive Officer, this limit should be increased. Contingent on stockholder approval of the Amended and Restated 2011 Incentive Plan (the "2011 A&R Incentive Plan") at the Company's Annual Meeting of Stockholders in April 2015, the Company's Board of Directors has approved the 2011 A&R Incentive Plan, which increases the limit to any one participant in any calendar year to 100,000 shares. Any restricted stock units in excess of the 50,000 share limit to be awarded to Karen Colonias in 2016 for performance targets achieved in 2015 is conditional on stockholder approval of the 2011 A&R Incentive Plan.

We use these parameters only for the purposes stated above. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

The total number of restricted stock units earned by achieving at least the minimum sales goal will be modified by a total stockholder return ("TSR") multiplier up or down by up to 20% based on the Company's relative performance in the S&P Small Cap 600 Index measured from January 1, 2016, through December 31, 2018. If the Company's total return ranks at or above the 85th percentile (with a ranking in the top 90 companies) in the index, each of our Named Executive Officers will vest with respect to 120% of the restricted stock units earned on the sales growth goal and if the Company's total return ranks at or below the bottom 40th percentile (with a ranking below the top 360 companies) in the index, each of our Named Executive Officers will vest with respect to 80% of the restricted stock units earned on the sales growth goal. If the Company's total return falls between the 40th percentile and the 50th percentile (with a ranking from the 301st company to the 360th company in the index) each of our Named Executive Officers will vest with respect to between 80% and 100% of the restricted stock units earned on the sales growth goal depending on a linear function of the Company's rank in the index. If the Company's total return falls between the 50th percentile and the 85th percentile (with a ranking from the 91st company to the 300th company in the index) each of our Named Executive Officers will vest with respect to between 100% and 120% of the restricted stock units earned on the sales growth goal depending on a linear function of the Company's rank in the index.

Restrictions on any restricted stock units awarded under the net sales growth goal will lapse 100 percent on the third anniversary of the date of the award (subject to provisions of the 2011 Incentive Plan relating to retirement, at an age that is determined by the Compensation and Leadership Development Committee, or a change in control. If either event occurs, each of our Named Executive Officers will vest with respect to 100% of the restricted stock units earned on the net sales growth goal).

Therefore, if the Company exceeds the operating profit goal, reaches or exceeds the maximum sales growth goal and ranks in the top 90 companies in the S&P Small Cap 600 Index, the maximum potential restricted stock units awarded to each of the Named Executive Officers would be as follows:

	Maximum Potential Restricted Stock Unit Awards
	Operating	Sales	TSR
	Profit Goal	Growth Goal	Multiplier	Total
Karen Colonias{1}	27,250	54,500	10,900	92,650
Ricardo Arevalo	7,950	15,900	3,180	27,030
Roger Dankel	7,950	15,900	3,180	27,030
Brian J. Magstadt	11,350	22,700	4,540	38,590
Jeffrey E. Mackenzie	1,720	5,300	1,060	8,080

{1}
The 2011 Incentive Plan limits awards of restricted stock units to any one participant in any calendar year to 50,000 shares. The Compensation and Leadership Development Committee of the Company's Board of Directors has considered recommendations made by its compensation consultant and has determined that, to maintain a competitive compensation program for its Chief Executive Officer, this limit should be increased. Contingent on stockholder approval of the 2011 A&R Incentive Plan at the Company's Annual Meeting of Stockholders in April 2015, the Company's Board of Directors has approved the 2011 A&R Incentive Plan, which increases the limit to any one participant in any calendar year to 100,000 shares. Any restricted stock units in excess of the 50,000 share limit to be awarded to Karen Colonias in 2016 for performance targets achieved in 2015 is conditional on stockholder approval of the 2011 A&R Incentive Plan.

The Company will continue to give Roger Dankel and Ricardo M. Arevalo $3,500 each per month for a housing allowance during 2015, and will also reimburse Roger Dankel for expenses associated with relocation from his current home to a home that is in the area of the Company’s home office. These expenses will include, among other things, assistance with finding a home, including travel, non-recurring transactions fees associated with buying a home, packing and shipping of household and personal items and temporary lodging. The Company cannot estimate the value or the timing of these expenses at this time.

In February 2015, the Compensation and Leadership Development Committee imposed stock ownership guidelines for each of its Named Executive Officers. The guidelines count only common stock and do not include stock options or restricted stock units. Each Named Executive Officer has 5 years to comply with these guidelines. The guideline for stock ownership for each of our Named Executive Officers is as follows:

Stock
Ownership
Guideline
Karen Colonias	$3,000,000
Ricardo Arevalo	700,000
Roger Dankel	700,000
Brian J. Magstadt	700,000
Jeffrey E. Mackenzie	150,000

Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee an annual retainer of $65,000. We pay the Independent Chairman of the Board of Directors an additional annual fee of $56,500 and we pay the Chair of the each of the Audit

Committee, the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $10,000. The annual retainer is paid quarterly and the fees for the Chair of the Board of Directors and each of the committees are paid at the time of the annual meeting of stockholders each year, and are not prorated. Outside directors will also receive $2,000 for every day in excess of 12 during a single calendar year that the Board of Directors and/or committee meetings are held. We also reimburse outside directors for expenses that they incur to attend Board of Directors and committee meetings, to visit our facilities and to participate in educational programs. We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our outside directors, whether newly appointed or continuing his or her service, is eligible to receive an award of restricted stock units under our 2011 Incentive Plan each year. The value of the award approximates the value of the annual cash retainer. The awards are made at the time of the annual meeting of stockholders and restrictions on 100% of the restricted stock units lapse on the award date.

In February 2015, the Compensation and Leadership Development Committee imposed stock ownership guidelines for each of our directors whom we do not compensate as an officer or employee. The guideline counts only common stock owned and does not include stock options or restricted stock units. Each Director has 5 years to comply with these guidelines. The guideline for stock ownership for each of our Directors is computed as 3 times their annual cash retainer or $195,000.